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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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



                                                                                               THREE MONTHS
                                                                                                   ENDED
                                              TWELVE MONTHS ENDED DECEMBER 31,                    MARCH 31,
                                 --------------------------------------------------------    --------------------
                                   1993        1994        1995        1996        1997        1997       1998
                                  -------     -------    --------    --------    --------    --------   ---------
                                                           (in thousands, except ratios)
Income (loss) from
  continuing operations
  before income taxes
  and extraordinary items(a)      $50,878     $50,217    $(12,752)   $132,196    $303,679     $58,621   $ 97,917



Fixed charges:
  Interest expense(b)              11,601      22,384      33,504      39,368      43,273      10,545     12,011
  Interest factor
    portion of rentals(c)           5,261       6,330       7,369       8,792       9,277       2,325      2,681
                                  -------     -------     -------    --------    --------    --------   --------
      Total fixed charges          16,862      28,714      40,873      48,160      52,550      12,870     14,692

Earnings before income
  taxes and fixed charges         $67,740     $78,931     $28,121    $180,356    $356,229    $ 71,491   $112,609
                                  =======     =======     =======    ========    ========    ========   ========
Ratio of earnings to
  fixed charges                      4.02x       2.75x       0.69x(d)    3.74x       6.78x       5.55x      7.66x
                                  =======     =======     =======    ========    ========    ========   ========

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(a) Income (loss) from continuing operations before income taxes and extraordinary items has been adjusted to include only distributed income of less-than-fifty-percent-owned persons.

(b) Interest expense consists of interest expense incurred from continuing operations and amortization of debt issuance costs.

(c) Interest factor portion of rentals is estimated to be one third of rental expense.

(d) In 1995, earnings, as-defined, before fixed charges were inadequate to cover fixed charges by $12.8 million.